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                                                                   EXHIBIT 10.23

                     OUTSIDE BOARD OF DIRECTORS COMPENSATION

1.    On an annual basis, outside directors will receive:

      a.    a retainer of $20,000, to be paid in cash;

      b. an additional cash retainer of $7,000 for service as chair of the Audit and Finance Committee;

      c. an additional cash retainer of $3,500 for service as chair of any other committee of the board;

      d. a meeting attendance fee of $1,500 cash for each meeting of the full board and each meeting of a committee attended, whether a regular or special meeting and whether a face to face meeting or a teleconference;

      e. an option grant as of the first trading day of the calendar year covering 15,000 shares of common stock with a strike price based on the closing price of the stock on the Nasdaq Stock Market on the date of grant, which option will become vested and exercisable in one tranche one year after the date of grant if the director remains on the Board at that time; and

      f. a grant of restricted common stock units as of the first trading day following June 30 covering that number of shares of common stock having an aggregate value of $25,000, based on the closing price of the stock on the Nasdaq Stock Market on the date of grant, which restricted stock units are to become fully vested in thirds on each of the first three anniversaries after the date of grant if the director remains on the Board on each such date.

2. The cash elements above are to be paid quarterly at the end of each quarter, beginning with the first quarter of calendar 2004.

3. In addition to the foregoing, upon being initially elected to the board, a new director will receive a "welcome grant" of 20,000 stock options as well as restricted common stock units covering that number of shares of common stock having an aggregate value of $25,000, based on the closing price of the stock on the Nasdaq Stock Market on the date of grant, which shall be the day on which such director is first elected. Such stock options and restricted stock units will vest in thirds on each of the first three anniversaries after the date of grant if the director remains on the Board on each such date.

4. The Non-Executive Chairperson of the Board is to receive double the equity amounts as stated in Sections 1e and 1f above, as well as double the equity amounts in the "welcome grant" as stated in Section 3 above.



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